TRAVIS BOATS & MOTORS, INC.

--------------------------------------------------------------------------------

                    Notice of Annual Meeting of Shareholders
                                 March 28, 2001
--------------------------------------------------------------------------------

To the Shareholders of Travis Boats & Motors, Inc.:

         Notice is hereby given that the Year 2001 Annual Meeting of Shareholders (the "Annual Meeting") of Travis Boats & Motors, Inc. (the "Company") will be held on March 28, 2001, at 10:00 a.m. Central Standard Time, at the offices of the Company, located at 5000 Plaza on the Lake, Suite 250, Austin, Texas, 78746, for the purpose of considering and acting upon the following matters:

         (1) To elect three directors to hold office in accordance with the Company's Bylaws;

         (2) To ratify the appointment of Ernst & Young, LLP as the Company's independent accountants and auditors for the 2001 fiscal year; and

         (3) To consider and act upon any matter incident to the foregoing purposes and transact such other business as may properly come before the meeting or any adjournments thereof.

         The record date for the meeting has been established to be February 14, 2001. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at, the Annual Meeting or any adjournments thereof. You are cordially invited to attend the Annual Meeting. Shareholders wishing to attend the Annual Meeting should bring proper identification and evidence of their ownership of shares in the Company's voting securities.

         Even if you plan to attend the annual meeting, you are still requested to sign, date and return the accompanying proxy in the enclosed self-addressed, stamped envelope. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

                                              By Order of the Board of Directors


                                              /s/ Michael B. Perrine
                                              ----------------------------------
                                              Michael B. Perrine, Secretary

January 29, 2001

                           TRAVIS BOATS & MOTORS, INC.
                       5000 Plaza on the Lake, Suite 250,
                               Austin, Texas 78746

                              ---------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                              ---------------------

Solicitation and Revocability of Proxies

         This Proxy Statement is furnished by the Board of Directors of Travis Boats & Motors, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Company for use at the Annual Meeting of Shareholders to be held Wednesday, March 28, 2001 (the "Meeting") at the offices of the Company, located at 5000 Plaza on the Lake, Suite 250, Austin, Texas, 78746, and at any adjournment thereof. When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted for the election of the directors and the appointed auditors, as set forth in the Notice of Annual meeting attached to this Proxy Statement.

         Management does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the Meeting, it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

         Any shareholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any shareholder may attend the Meeting and vote in person, whether or not such shareholder has previously submitted a proxy.

         In addition to soliciting proxies by mail, officers and regular employees of the Company may solicit the return of proxies personally or by telephone. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

         The Company will bear the cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed form of proxy and any additional material, as well as the cost of forwarding solicitation material to and soliciting proxies from the beneficial owners of stock.

         This Proxy Statement and the accompanying form of proxy shall first be sent or given to the Company's shareholders on or about February 26, 2001.

Voting Securities

         The record date for determining shareholders entitled to notice of and to vote at the Meeting is the close of business on February 14, 2001. The Common Stock is the Company's only class of voting securities outstanding. Each share of the Company's Common Stock is entitled to one vote for the election of directors and in any other matter that may be acted upon at the Meeting. The Company's Articles of Incorporation do not permit cumulative voting.

Additional Information

         The Company shall provide without charge to each shareholder of the Company upon the written request of such shareholder a copy of the Company's annual report on Form 10-K, without exhibits but including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the Company's most recent fiscal year. The Company also shall provide without charge by first class or other equally prompt means within one business day of receipt of a written or oral request from a person to whom this proxy statement is delivered a copy of any and all information that has been incorporated herein by reference. Shareholders should address such requests to Michael B. Perrine, Chief Financial Officer, 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746.

Election of Directors

         The Company's Bylaws provide that the affairs of the Company shall be conducted by a Board of Directors and empower the Board to increase or decrease the number of directors by resolution adopted by a majority of the Board. The Board in December 1999, voted to decrease the number of directors from seven (7) to six (6). The Board in its discretion and in accordance with such authority has therefor fixed its size at six (6) members. The Board of Directors is divided into three classes, designated as Class A, Class B and Class C. The members of each class of directors serve for staggered three-year terms. Messrs. Spradling, Gurasich and McClendon are currently Class B directors and are to stand for re-election at the 2001 annual stockholders' meeting. Messrs. Walton and Siddons are currently Class C directors and will stand for re-election at the 2002 annual stockholders' meeting. Mr. Simpson is currently a Class A director and will stand for reelection at the 2003 annual stockholders' meeting. The Class B directors elected at the 2001 annual stockholders' meeting will hold office until the 2004 annual stockholders' meeting or until such director's successor shall be elected or appointed. The affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present is required to elect the director nominee.

         The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominee unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any nominee will be unable to serve, if such a situation should arise prior to the Meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment. The affirmative vote of a plurality of holders of the outstanding shares of Common Stock represented at a meeting at which a quorum is present is required to elect the director nominee.

Nominees for Director

         Ronnie L. Spradling has served as Executive Vice President of the Company since 1989 and as the Executive Vice President of New Store Development since 1994. Mr. Spradling became a director in 1995. Mr. Spradling previously served as the General Manager of Falcon Marine, Inc. (a subsidiary of the Company), located in Midland, Texas from 1982 to 1988. Mr. Spradling has over 32 years of experience in boat retailing operations.

         Stephen W. Gurasich, Jr. has served as director of the Company since July, 1996. For over the past 20 years, Mr. Gurasich has served in various capacities, including most recently as Chairman of the Board of GSD&M
Advertising, Austin, Texas, an advertising firm, handling such accounts as Southwest Airlines, Wal-Mart, MasterCard, Coors Light and DreamWorks.

         Zach McClendon, Jr. has served as a director of the Company since July, 1996. Mr. McClendon is the co-founder of the predecessor to SeaArc Marine, Inc., a manufacturer of various types of boats and marine products, and now serves as the Chairman of the Board of its parent company, SeaArk Boats, Inc. In addition, Mr. McClendon serves as the Chairman of the Board of Union Bank and Trust Company, a subsidiary of First Union Financial Corporation, and as Chairman of the Board of Drew Cottonseed Oil Mill, Inc., a manufacturer of polystyrene products.

         The Board of Directors recommends a vote "FOR" the election for each of the individuals nominated for election as a director.

Directors and Executive Officers of the Company

         The following table sets forth certain information with respect to each director and each executive officer of the Company:


                               Name                           Age                  Position
               ---------------------------------            -------   -------------------------------
         Mark T. Walton(1)(2)                                  49    Chairman of the Board and President

         Ronnie L. Spradling(1)                                57    Executive Vice President--New Store
                                                                     Development and Director

         Michael B. Perrine                                    37    Chief Financial Officer, Treasurer
                                                                     and Secretary

         Joseph E. Simpson(1)(2)(3)                            67    Director

         Robert C. Siddons(1)(2)(4)                            58    Director

         Stephen W. Gurasich, Jr.(3)(4)                        52    Director

         Zach McClendon, Jr.(3)(4)                             63    Director

         ------------------------------------------------------------------------------------------------


(1)      Member of the Nominations Committee.            (2)  Member of the Executive Committee
(3)      Member of the Audit Committee.                  (4)  Member of the Compensation Committee.


         Mark T. Walton has served as President and as a director of the Company since 1980 and as Chairman of the Board since 1995. From 1979 to 1980, Mr. Walton served as the General Manager of the Company's Austin store. Mr. Walton has over 30 years of retail boating experience.

         Ronnie L. Spradling has served as Executive Vice President of the Company since 1989 and as the Executive Vice President of New Store Development since 1994. Mr. Spradling became a director in 1995. Mr. Spradling previously served as the General Manager of Falcon Marine, Inc. (a subsidiary of the Company), located in Midland, Texas from 1982 to 1988. Mr. Spradling has over 33 years of experience in boat retailing operations.

         Michael B. Perrine has served as Chief Financial Officer since 1991 and as Treasurer and Secretary of the Company since 1992. From 1986 to 1991, he was employed in the Commercial Banking Division of NationsBank, N.A. Mr. Perrine is responsible for developing and implementing the Company's corporate structure.

         Joseph E. Simpson has served as a director of the Company since 1979. He served as President and as a director of Capitol Commerce Reporter, Inc., a records research company, from 1986 through 1997. Mr. Simpson is currently an independent investor.

         Robert C. Siddons has served as a director of the Company since 1979. He has served as President of Frank Siddons Insurance Agency, a family-owned insurance agency, since 1987. In addition, he has served as President of the Texas Builders Insurance Company, a commercial lines insurance company, since 1987.

         Stephen W. Gurasich, Jr. has served as a director of the Company since July, 1996. For over the past 20 years, Mr. Gurasich has served in various capacities, including most recently as Chairman of the Board of GSD&M
Advertising, Austin, Texas, an advertising firm, handling such accounts as Southwest Airlines, Wal-Mart, MasterCard, Coors Light and DreamWorks.

         Zach McClendon, Jr. has served as a director of the Company since July, 1996. Mr. McClendon is the co-founder of the predecessor to SeaArc Marine, Inc., a manufacturer of various types of boats and marine products, and now serves as the Chairman of the Board of its parent company, SeaArk Boats, Inc. In addition, Mr. McClendon serves as the Chairman of the Board of Union Bank and Trust Company, a subsidiary of First Union Financial Corporation, and as Chairman of the Board of Drew Cottonseed Oil Mill, Inc., a manufacturer of polystyrene products.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 31, 2000 by (i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known or believed by the Company to own beneficially 5% or more of the Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                                                                        Percent
                                                                                  Number of          Beneficially
                                   Name of Beneficial Owner                    Shares(1)(2)(12)           Owned
     ----------------------------------------------------------------------    ----------------      ------------
Mark T. Walton(3)                                                                      357,735           7.9%

E.D. Bohls (1)                                                                         330,176           7.3%

Robert C. Siddons(4)                                                                   302,868           6.7%

Ronnie L. Spradling(5)                                                                 249,576           5.5%

Joseph E. Simpson                                                                      204,000           4.5%

Michael B. Perrine(6)                                                                   52,732           1.2%

Zach McClendon, Jr.(7)                                                                  20,933             *

Stephen W. Gurasich(8)                                                                  13,333             *
Special Situations Fund III, L.P. (9)                                                  252,400           5.6%
Safeco Asset Management Company.(10)                                                   386,500           8.5%
Downtown Associates, L.P.(11)                                                          587,925          13.0%
         Downtown Associates III, L.P.
         Downtown Associates II, L.P.
         Downtown Associates, L.L.C.
         Downtown Foundations, L.P.
         Ronald Juvonen
         Philip Timon
         Alfred Loomis, III

All executive officers and directors as a group (seven persons)(12)                  1,201,177          26.5%
*  Less than 1%


(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on information furnished by the persons listed, and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired upon the exercise of options within 60 days following December 31, 2000. The percentages are based upon 4,524,331 shares outstanding (which includes, as outstanding, shares which may be acquired upon the exercise of options within 60 days following December 31, 2000). Except as otherwise noted below, the address of each holder of 5% or more of the Common Stock is 5000 Plaza on the Lake, Suite 250, Austin, Texas, 78746.

(2) Does not include options granted to Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine to purchase 20,000; 20,000 and 22,000 shares of Common Stock, respectively, which are not exercisable within 60 days after December 31, 2000.


                                       6

(3) Includes 20,267 shares subject to options exercisable within 60 days of December 31, 2000, 291,000 shares held in a family limited partnership, over which Mr. Walton has sole voting control, and 3,268 shares owned and held in trust for Mr. Walton's children, for which the voting rights reside with Mr. Walton

(4) Includes 20,002 shares held by family trusts over which Mr. Siddons exercises sole voting and investment control.

(5) Includes 46,933 shares subject to options exercisable within 60 days of December 31, 2000.

(6) Includes 44,665 shares subject to options exercisable within 60 days of December 31, 2000.

(7) Includes 19,733 shares subject to options exercisable within 60 days of December 31, 2000.

(8) Includes 11,733 shares subject to options exercisable within 60 days of December 31, 2000.

(9) Includes as Reporting Persons MGP Advisors Limited Partnership; AWM Investment Company, Inc.; Special Situations Cayman Fund, L.P.; Austin W. Marxe and David M. Greenhouse. The principal office and business address is 153 East 53rd Street, New York, NY 10022, except for the Special Situations Cayman Fund, L.P. which is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.

(10) The address of Safeco Asset Management Company is 601 Union Street, Suite 2500, Seattle, WA 98101.

(11) Voting power and dispositive power is shared among each of the shareholders listed. The address of Downtown Associates, L.P., Dowtown Associates III, L.P., Dowtown Associates II, L.P., Downtown Associates, L.L.C., Downtown Foundations, L.P., Ronald Juvonen, Philip Timon and Alfred Loomis, III is 312 West Street Street, Suite B, Kennett Square, Pennsylvania 19348.

(12) See Notes (3), (5), (6), (7) and (8). Includes 163,333 shares subject to options exercisable within 60 days of December 31, 2000.


Meetings of the Board of Directors

         The Board of Directors met 5 times during fiscal year 2000. During such twelve-month period, each incumbent director of the Company attended 75% or more of the aggregate number of (a) meetings of the Board of Directors held during his tenure and (b) meetings held by committees of the Board on which he served.

Committees

         Executive Committee. The Executive Committee is currently comprised of Mark T. Walton, Robert C. Siddons, Joseph E. Simpson and possesses all of the powers of the Board of Directors between meetings of the Board, except for certain matters that may not be delegated under the Company's Bylaws. The Executive Committee met 4 times during fiscal year 2000.

         Compensation Committee. The duties of the Compensation Committee include the approval of officers' salaries and administration of the Company's 1995 Incentive Plan. The Compensation Committee is comprised of "disinterested" directors, as defined under Section 16 of the 1934 Act, and currently consists of Messrs. Siddons, Gurasich and McClendon. The Compensation Committee met 2 times during fiscal year 2000.

         Nominations Committee. The Nominations Committee is responsible for recommending to the Board of Directors those persons who will be nominated as the Board of Director's nominees for positions on the Board of Directors. The Nominations Committee is comprised of Messrs. Walton, Spradling, Simpson, and Siddons. The Nominations Committee met two times during fiscal year 2000. The Nominations Committee will consider nominations made by shareholders. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) 10 days after the Board of Directors first publishes the date of such meeting. Such notice shall include all information concerning each nominee under the 1934 Act. Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting or until his successor is elected or appointed.

         Audit Committee. The Audit Committee annually recommends to the Board of Directors the appointment of independent certified accountants as auditors for the Company, discusses and reviews fees for the prospective annual audit, reviews the results with the auditors, reviews the Company's compliance with its existing accounting and financial policies, reviews the adequacy of the financial organization of the Company and considers comments by auditors regarding internal controls and accounting procedures and management's response to those comments. Messrs. Simpson, Gurasich and McClendon currently serve on this Committee. The Audit Committee met 3 times in fiscal year 2000.

Compensation of Directors

         Directors who are not officers and employees of or consultants to the Company receive annual compensation of $10,000, plus $2,000 annually for each committee on which such director serves, excluding the Nominations Committee, for which compensation is not received, and $3,000 per year in the case of the Executive Committee. Directors' expenses for attending meetings are reimbursed by the Company.

Compensation of Executive Officers

         The following table sets forth certain information with respect to the compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal years ended September 30, 2000, September 30, 1999 and September 30, 1998, with respect the Company's President, Mr. Walton, the Executive Vice President, Mr. Spradling, and the Chief Financial Officer, Mr. Perrine (collectively, the "Named Executive Officers"). No other executive officers of the Company received annual compensation (including salary and bonuses earned) which exceeded $100,000 during the fiscal year ended September 30, 2000.


                                                                                                          Long-Term
                                                                                                        Compensation
                                                                                      OTHER             SECURITIES
                         Principal            Fiscal                                 ANNUAL             UNDERLYING
        Name              Position             Year      Salary       Bonus       COMPENSATION             OPTIONS
     ---------           ---------           --------   --------    --------      ------------          ------------
Mark T. Walton         President                2000    $200,000    $  -0-          43,121(1)             20,000
                                                1999     187,945      40,183        10,780(1)               --
                                                1998     181,400     125,000            --                12,500

Ronnie L. Spradling    Executive Vice           2000    $175,000    $  -0-          43,121(1)             20,000
                       President                1999     160,721      40,183        10,780(1)               --
                                                1998     155,900     125,000            --                12,500

Michael B. Perrine     Chief                    2000    $130,000    $  -0-          18,150(1)             20,000
                       Financial                1999     103,648      40,183         5,454(1)               --
                       Officer                  1998      92,700      76,000            --                12,500

--------------------------------------------------------------------------------------------------------------------
(1)      Effective July 1, 1999, the Company entered into Amended and Extended  Employment  Agreements with Messrs.
         Walton,  Spradling and Perrine.  The Employment  Agreements  expire on June 30, 2002. In  consideration of entering into the Employment  Agreements  the Company agreed to pay the amounts of $129,362;  $129,362 and
         $64,450 to Messrs. Walton,  Spradling and Perrine,  respectively,  as a pre- condition for their execution of the agreements.  These amounts paid to Messrs. Walton, Spradling and Perrine are recognized ratably over the 36 month term of the agreements.  [see Employment Agreements]


Options Granted in Last Fiscal Year

         The following stock options grants were made by the Company to the Named Executive Officers during the fiscal year ended September 30, 2000.

                                                    Individual Grants
                              -----------------------------------------------------------

                                                                                           Potential Realizable Value
                              Number of                                                    at Assumed Annual Rates of
                             Securities     % of Total Options                              Stock Price Appreciation
                             Underlying     Granted to           Exercise                              for
                               Options      Employees in         Price        Expiration          Option Term (1)
          Name                 Granted      Fiscal Year          ($/Share)       Date             5%          10%
          ----                 -------      ------------------   ---------       ----             --          ---
Mark T. Walton                 20,000              12.4%           $5.75       4/20/10         $ 72,323    $183,280

Ronnie L. Spradling            20,000              12.4%           $5.75       4/20/10           72,323     183,280

Michael B. Perrine             20,000              12.4%           $5.75       4/20/10           72,323     183,280

-------------------------------------------------------------------------------------------------------------------

(1)  These amounts are calculated based on certain assumed rates of annual compound stock price appreciation from the date the option was granted to the end of the option term.  Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.  There can be no assurance that the amounts reflected in this table will be achieved.
     These calculations assume a fair market value of $5.75 per share of the Common Stock at the date of grant.




Stock Option Exercises and Holdings

         The following table shows information  regarding stock option exercises and  unexercised  options held as of the end of the fiscal year ended  September
30, 2000 by the Named Executive Officers.
                                                                           At September 30, 2000
                                                      --------------------------------------------------------------
                                                      Number of Options             Value of In-the-Money Options
                                                      -----------------             -----------------------------
                          Options    Value
              Name       Exercised  Realized    Exercisable      Unexercisable     Exercisable*    Unexercisable*
          -----------    ---------  --------    -----------      -------------     ------------    --------------
Mark T. Walton               0         0           20,267            20,000          $  --0--            $  --0--

Ronnie L. Spradling          0         0           46,933            20,000          $  --0--            $  --0--

Michael B. Perrine           0         0           44,665            22,000          $  --0--            $  --0--

* Based on closing price of $3.6875 on September 30, 2000.

Employment Agreements

     The Company is the beneficiary of employment agreements with TBC Management, Ltd. (an affiliated partnership of the Company) and each of Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine, providing, among other things, for three-year terms commencing in July 1999 and annual base salaries of $200,000 for Mr. Walton, $170,000 for Mr. Spradling and $130,000 for Mr. Perrine, respectively. In addition, Messrs. Walton, Spradling and Perrine have agreed to contractual confidentiality and noncompete provisions in their respective employment agreements, which will extend beyond termination of their employment for any reason. In the event any of these employees are (i) terminated without "cause", (ii) or if termination is voluntary after a "change in control" as such terms are defined in the employee agreements, such employees will be entitled to payment of their accrued bonus plus approximately three times their annual salary.

     As a pre-condition to acceptance of the employment agreements, TBC Management, Ltd., made conditional payment to Messrs. Walton, Spradling and Perrine in the amounts of $129,362, $129,362 and $65,450, respectively. The payment amount will be earned by the individuals ratably over the life of the employment agreements. In the event that Messrs. Walton, Spradling or Perrine were to voluntarily terminate their employment with the Company, except in the event of a change in control as defined in the agreements, then such individual shall repay, upon demand, the unearned portion of the conditional payment.

     The employment agreements also provide that, if the consolidated income of Travis Boats before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income") reflects growth in excess of 20% over the previous fiscal year, Messrs. Walton, Spradling and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the Pre-tax Income does not reflect growth of 20%, the bonus for each individual will be determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Robert C. Siddons, Steven W. Gurusich, Jr. and Zach McClendon, Jr. Mr. Robert C. Siddons served as the President of the Company from 1979 through 1985. Mr. Zach McClendon, Jr. is an indirect majority owner and the Chairman of the Board of SeaArk Boats, Inc. In fiscal year 2000, the Company purchased approximately $4.3 million of boats from SeaArk, Inc. The Company anticipates that this relationship will continue at the same proportional level of activity in fiscal year 2001. No member of the

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


current Compensation Committee serves as an executive officer of the Company, or as a director of any entity, an executive officer of which serves on the Compensation Committee or as a director of the Company.

Certain Relationships and Related Transactions

     SeaArk Boats, Inc. In fiscal year 2000, the Company purchased approximately $4.3 million of boats from SeaArk Boats, Inc. ("SeaArk"). SeaArk is wholly-owned by UniGrace, Inc., which in turn is wholly-owned by McClendon Resources. McClendon Resources is wholly-owned by Zach McClendon, a Director of the Company, and his children. Mr. McClendon serves as the Chairman of the Board of SeaArk, UniGrace, Inc. and McClendon Resources. The Company anticipates that this relationship will continue at the same level in year 2001.

     Reinsurance Arrangements. The Company, through June 28, 1996, sold extended service contracts to its customers. The obligations of the Company under these contracts were transferred to Ideal Insurance Company, Ltd. ("Ideal") pursuant to an agreement between the Company and Ideal dated as of January 1, 1994. Ideal reinsures these risks with Amerisure Property & Casualty, Ltd. ("Amerisure"), a company wholly owned by certain principal stockholders and directors of the Company, with Messrs. E. D. Bohls, Siddons, Walton and Simpson owning an aggregate of approximately 76%. These contracts are administered by First Extended Service Corporation ("FESC") and are reinsured under a stop-loss policy issued to Amerisure by FFG Insurance Co. ("FFG"), an affiliate of FESC. In conjunction with these arrangements, the Company paid an agreed amount for each extended service contract which is insured and, in the event of claims under any extended service contracts, Amerisure reimburses the repair facility for the amount of covered claims. Amerisure and/or FFG are financially responsible for any repairs required pursuant to the extended service contract. Amerisure is a separate legal entity from the Company. The Company terminated its relationship with Amerisure effective June 28, 1996 with respect to future extended service contracts. The Company is currently using traditional insurance, utilizing an unrelated third party. To provide for the risks associated with the extended service contracts sold by the Company prior to June 28, 1996, Amerisure intends to retain cash reserves in an amount it believes will reasonably be adequate to cover any of Amerisure's obligations. Moreover, Amerisure has obtained the above described stop-loss policy from FFG. For the three fiscal years ended September 30, 1996, September 30, 1995, and December 31, 1994, Amerisure received an aggregate of approximately $850,000, all of which it has reserved against losses with respect to extended service contracts sold to the Company's customers. As noted above, no further amounts were paid to Amerisure after June 28, 1996. All of Amerisure's business resulted from the Company's sale of extended service contracts. Amerisure's underwriting losses and aggregate reinsurance costs will not be determinable until the end of each of the five-year extended service contracts sold prior to June 28, 1996. The Company is not affiliated with Ideal, FESC or FFG.

     Employment Arrangements. Executive management, store management and corporate administrative employees are employed by TBC Management, Ltd., a Texas limited partnership (the "Partnership"). The Partnership, in turn, has entered into a Management Agreement with the Company and its subsidiaries and invoices each company monthly for management services rendered. The general partner and 1.0% owner of the Partnership is the Company. The sole limited partner and 99.0% owner of the Partnership is TBC Management, Inc. (the "Delaware Company"), a Delaware company wholly owned by Travis Boats. The operations of the Partnership are accounted for on a consolidated basis with those of the Company. The Delaware Company's income results from distributions of the Partnership and is accordingly taxed under Delaware law. These arrangements allow the Company more easily to allocate costs among the various store locations and to allocate franchise taxes.

     Certain Borrowings. E. D. Bohls, Jesse Cox, Robert D. Siddons, Joseph E. Simpson, Ronnie L. Spradling, and Mark T. Walton, all of whom are stockholders, officers or directors of the Company, have each executed a personal guaranty of certain indebtedness of the Company. It is anticipated that such guaranties will be released upon refinancing of such indebtedness.

     Performance Graph. Set forth below is a graph comparing the percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the NASDAQ Retail Trade Index. The graph covers the period between June 28, 1996 and the last trading day in the fiscal year ended September 30, 2000.

{Chart Omitted]



Travis Boats & Motors, Inc.                            Cumulative Total Return

                                  6/28/96     9/96       9/97      9/98      9/99      9/00
                                 ---------- ---------- --------- --------- --------- ---------
Travis Boats & Motors, Inc.       100.00     137.50     226.39    172.22    106.94      40.98
S&P 500                           100.00     103.48     145.34    158.49    202.56     229.46
NASDAQ Retail Trade               100.00     105.57     120.79    103.44    123.13      91.33



Compensation Committee Report on Executive Compensation

     The Compensation Committee is composed entirely of disinterested members of the Board of Directors. No member of the Compensation Committee is a current or former employee or officer of the Company.

     The goals of the Company's compensation policies are to attract, retain and motivate the best possible executives and to recognize both individual performance and the Company's performance. To accomplish these goals, the Company's executive compensation combines annual base salaries, bonuses based on company performance and stock options.

     Base Salary. The base salaries for Mark T. Walton, Ronnie L. Spradling and Michael B. Perrine were established in employment agreements between these executive officers and TBC Management. See "Employment Agreements." To determine the base salaries of the Company's officers, the Compensation Committee considers each officer's responsibilities, experience and performance, as well as salary levels of similar companies.

     Bonuses. Under the terms of the employment agreements, the Company's executive officers are eligible for an annual bonus based on the Company's consolidated income before income tax expenses and non-recurring audit adjustments (the "Pre-tax Income"). If the Pre-tax Income growth exceeds 20%, over the previous fiscal year, Messrs. Walton, Spradling and Perrine will each receive a bonus of 1.5% of the Pre-tax Income. If the growth of Pre-tax Income is less than 20%, the bonus for each officer is determined by the Board of Directors based on the Company's performance and the individual officer's contributions to the Company's performance.

     Stock Options. By including stock options as a component of its executive compensation plan, the Company ensures that its executive officers have a continuing stake in the Company's long-term success. All executive officers are eligible to receive stock options pursuant to the Company's Incentive Stock Plan. The Compensation Committee determines the number of stock options awarded to each executive officer.

     CEO Compensation. The Compensation Committee determined Mr. Walton's compensation in accordance with the policies described above. Under the terms of Mr. Walton's employment agreement, his annual base salary in fiscal year 2000 was $200,000. Additionally, pursuant to the terms of his employment agreement, Mr. Walton did not receive a bonus for services rendered during the 2000 fiscal year.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's chief executive officer and each of its four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with
Section 162(m).

                                                     Robert C. Siddons
                                                     Steven W. Gurasich, Jr.
                                                     Zach McClendon, Jr.

Shareholder Proposals

     Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's executive offices by the Secretary no later than February 14, 2002 in order to be included in the next year's proxy statement.

Compliance with Section 16(A) of the Exchange Act

     During the fiscal year ended September 30, 2000, based on a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, all reporting persons of the Company were in compliance with Section 16(a) of the Exchange Act.

Financial and Other Information

     The information called for by item 13 of Schedule 14A is incorporated herein by reference to such information included in the Company's annual report on Form 10-K under the captions "Financial Statements and Supplementary Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure."

Auditors

     Ernst & Young, LLP has been engaged as independent accountants for the purpose of issuing a report on the financial statements of the Company for the year ended September 30, 2001. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending the Meeting.

     The Board of Directors recommends a vote "FOR" the ratification of the Company's auditors.

Other Business

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                                              By Order of the Board of Directors



                                              /s/ Mark T. Walton
                                              ----------------------------------
                                              Mark T. Walton
                                              President

Dated January 29, 2001
Austin, Texas


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